   As filed with the Securities and Exchange Commission on November 27, 2000
                                                            File No. 1.070-09693

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                        _______________________________

                                AMENDMENT NO. 3
                            (First Post-Effective)
                                      TO
                       FORM U-1 APPLICATION-DECLARATION
                                     UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                       _________________________________

                              Exelon Corporation
              (and Subsidiaries Listed on Signature Page Hereto)
                           10 South Dearborn Street
                                  37th Floor
                               Chicago, IL 60603
       (Name of company filing this statement and address of principal executive offices)
_______________________________________________________________________________
     John W. Rowe                                   Corbin A. McNeill, Jr.
Co-Chief Executive Officer                        Co-Chief Executive Officer
  Exelon Corporation                                 Exelon Corporation
10 South Dearborn Street                             2301 Market Street
     37th Floor                                        P.O. Box 8699
   Chicago, IL 60603                                Philadelphia, PA 19101
                       _________________________________

    The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:

                              Randall E. Mehrberg
                   Senior Vice President and General Counsel
                              Exelon Corporation
                           10 South Dearborn Street
                                  37th Floor
                               Chicago, IL 60603

     William J. Harmon                              Kevin P. Gallen
     Jones, Day, Reavis & Pogue                     Morgan, Lewis & Bockius LLP
     77 West Wacker                                 1800 M Street, N.W.
     Suite 3500                                     Washington, DC 20036-5869
     Chicago, IL 60601

          Exelon Corporation, a Pennsylvania Corporation ("Exelon"), filed an Application-Declaration on Form U-1 with the Securities and Exchange Commission (the "Commission") in this file on June 12, 2000, as amended September 20, 2000 and November 2, 2000 (as so amended, the "Original Financing U-1"). The purpose of this Amendment No. 3 (First Post-Effective) is to provide additional information regarding the financing transactions approved by the Commission by Order in this matter on November 2, 2000 (Holding Co. Act Release No. 35-27266) (the "November 2 Order"). Capitalized terms used herein are used with the same meanings as in the Original Financing U-1.

          Exelon filed an Application-Declaration on Form U-1 (File No.70-09645) on March 16, 2000 (as amended, the "Merger U-1") seeking approvals relating to the acquisition by Exelon of all the common stock of Commonwealth Edison Company ("ComEd"), an electric utility company, and formerly a subsidiary of Unicom Corporation ("Unicom"); of PECO Energy Company ("PECO"), an electric and gas utility company; of Exelon Generation Company, LLC ("Genco"), to which the generating assets of ComEd and PECO will be transferred, each of which will be an electric utility company; and, indirectly of the public utility subsidiaries of ComEd and PECO. The Merger (as defined in the Merger U-1) was completed October 20, 2000, subsequent to the Commission issuing its order approving the Merger on October 19, 2000 (Holding Co. Act Release No. 35-27256; 70-9645). Exelon filed its notice of intent to register as a holding company under the Act on October 20, 2000.

          Exelon and its Subsidiaries sought approval for the Commission through the Original Financing U-1 for approval of certain financing transactions. In the November 2 Order, the Commission reserved jurisdiction over several requests including the request that Exelon be permitted to have an aggregate investment in EWGs and FUCOs of $5.5 billion. The November 2 Order approved an aggregate investment of up to $2 billion and reserved jurisdiction over the balance of the request.

          Exelon hereby requests that the Commission release jurisdiction over the matter of Exelon's aggregate investment in EWGs and FUCOs in the amount of an additional $2 billion (thus Exelon's aggregate investment would not exceed $4 billion) during the Authorization Period. Exelon continues to request that the Commission reserve jurisdiction over the balance of Exelon's request (i.e., an additional $1.5 billion aggregate investment).

          In support of this request, Exelon provides the following information which is added to Item 1, Description of Proposed Transaction:

          In Item 1.G.2 of the Original Financing U-1, Exelon described its compliance with the requirements of Rule 53. In particular, Exelon described the "Strategic Asset Management Approval Process (SAMAP) conducted by PECO to review capital expenditures, mergers, acquisitions, new business, divestitures and contracts (including investments in EWGs and FUCOs). It was stated that Exelon expected to adopt a similar process. Exelon has adopted a similar process called Exelon Capital Approval Process (ECAP). ECAP compares each proposed investment to the overall corporate portfolio, and using pre-determined criteria, determines if a new investment will comply with corporate goals. Projects approved through the ECAP process may go forward.

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          Exelon is developing detailed procedures for identifying and mitigating, to the extent possible consistent with its business objectives, risks associated with investments in EWGs and FUCOs. Exelon notes that other registered holding companies in connection with seeking Commission approval to make investments in EWGs and FUCOs in excess of the safe harbor limit of Rule 53 have described such risks and their program for risk mitigation in detail./1/ Exelon commits to develop a risk assessment and mitigation program substantially similar to those adopted by other registered holding companies as set out in the 100% Orders. Further, Exelon will not make any bids on EWGs and FUCOs which would cause its aggregate investment to exceed the currently approved $2 billion until such risk assessment and mitigation program is in place and has been described to the Commission in a further post-effective amendment hereto.

-------------------
          /1/ See The Southern Company ("Southern"), Holding Co. Act Release No. 35-26501 (April 1, 1996); Central and South West Corporation ("CSW"), Holding Co. Act Release No. 35-26653 (Jan. 24, 1997); GPU, Inc. ("GPU"), Holding Co. Act Release No. 35-26779 (Nov. 17, 1997); Cinergy, Inc. ("Cinergy"), Holding Co. Act Release No. 35-26848 (March 23, 1998); American Electric Power Company, Inc. ("AEP"), Holding Co. Act Release No. 35-26864 (April 27, 1998); and New Century Energies, Inc. ("New Century"), Holding Co. Act Release No. 35-26982 (February 26, 1999) (collectively, the "100% Orders")

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

                                   SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the Applicants have duly caused this amendment to Application/Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:    November 27, 2000

Exelon Corporation                              Exelon Business Services Company
                                                Exelon Ventures Company
By /s/ Corbin A. McNeill, Jr.                   Exelon Enterprises Company, LLC
   --------------------------                   Exelon Generation Company, LLC
      Co-Chief Executive Officer                Exelon Energy Delivery Company


                                                By Exelon Corporation

                                                By /s/ Corbin A. McNeill, Jr.
                                                   ---------------------------
                                                     Co-Chief Executive Officer

Commonwealth Edison Company                     PECO Energy Company

By /s/ Rebecca J. Lauer                         By /s/ Corbin A. McNeill, Jr.
   --------------------                            --------------------------
       Vice President and                             Chairman, Chief Executive
       General Counsel                                Officer and President

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